Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI Industries First-Quarter 2019 Conference Call Scheduled for May 7, 2019, at 8:30 a.m. ET

ELKHART, Ind., April 23, 2019 – LCI Industries (NYSE: LCII), which, through its wholly-owned subsidiary, Lippert Components Inc., supplies, domestically and internationally, a broad array of engineered components for the leading original equipment manufacturers in the recreation and industrial product markets, and the related aftermarkets of those industries, will release its first quarter 2019 financial results before the market opens on Tuesday May 7, 2019.

LCI Industries will also host a conference call on Tuesday, May 7, 2019, at 8:30 a.m. ET to discuss the results and other business matters. The call will conclude with a question-and-answer session with participation limited to institutional investors and analysts.

The conference call may be accessed by dialing (888) 525-0270 for participants in the U.S./Canada or (704) 935-3405 for participants outside the U.S./Canada using the required conference ID 1599587. Individual investors, retail brokers, and the media are invited to listen to a live webcast of the call on the LCI Industries website at www.lci1.com/investors.

A replay of the conference call will be available for two weeks by dialing (855) 859-2056 and referencing access code 1599587. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

Participating in the conference call will be:

•Jason Lippert, CEO
•Brian Hall, CFO

About LCI Industries

From over 65 manufacturing and distribution facilities located throughout the United States and in Canada, Ireland, Italy, and the United Kingdom, LCI Industries, through its wholly-owned subsidiary, Lippert Components Inc., supplies, domestically and internationally, a broad array of engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and industrial product markets, consisting of recreational vehicles ("RVs") and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors, and service centers. LCI's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; furniture and mattresses; entry, luggage, patio, and ramp doors; electric and manual entry steps; awnings and awning accessories; electronic components; televisions and sound systems; navigation systems; backup cameras; appliances; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

SOURCE LCI Industries

Brian Hall, CFO, (574) 535-1125, LCII@lci1.com